Ardent Mines Ltd. Announces NI 43-101 Compliant Technical Report on Exploration

- SRK Consulting (U.S.) has assessed that the exploration potential of the Company's Gold Hills Project in Brazil is between 3.6 to 6 million tonnes, with an average grade of 4 g/t to 7 g/t in the main vein, which extends over 13 kilometers.

Jul. 5, 2011 (PR Newswire) —

NEW YORK, July 5, 2011 /PRNewswire/ — Ardent Mines Limited (OTCBB: ADNT) ("Ardent Mines" or the "Company"), a precious resources exploration and mining development company with projects in Brazil, announces that it has received and will file a 43-101 Technical Report on Exploration prepared by SRK Consulting (U.S.) Inc. for Ardent Mines' Gold Hills ("Serra du Ouro") Project in Brazil. Ardent Mines acquired all mineral rights on this area, containing a highly mineralized vein of approximately 13 Kilometers in length, by purchasing 100% of the shares of Gold Hills Mining Ltda. in May of 2011.

The SRK report is also available on Ardent Mines' website www.ardentmines.com.

The report was prepared upon SRK's completion of a site visit and the analysis of geological and geophysical evidence.  SRK confirmed the existence of a highly mineralized vein containing gold of high grade (4 to 7 g/t), originally prospected by the CPRM, an agency of the Brazilian government. Based on public records, the CPRM originally estimated the vein to contain grades of 5 g/t to 10 g/t of gold, consistent with SRK's recent estimations.

SRK concluded, "The data provided is both comprehensive and of high quality. Based on this review, SRK considers that the Project has merit, and recommends additional work to advance the Project to the resource declaration stage."

Specifically, SRK recommends further exploration involving 40,000 meters of drilling, a campaign which Ardent Mines' Brazilian subsidiary is expected to implement during the next 12 to 15 months. SRK's conclusions are mostly based on the potential of the main vein identified, but acknowledges together with Ardent Mine's own geologists, that the area provides potential for the development of additional gold resources:

"SRK is of the opinion that the Project has merit, and warrants additional work to define resources and ultimately, reserves. The depth of known mineralization has been defined to the 35 m level at Sertaozinho, and lateral continuity along strike appears reasonably well established. Given the currently known strike length of 13 km within the concession area, and an average vein thickness of 1.5 m, and assuming the potential depth of mineralization to extend between 70 to 100 m, SRK is of the opinion that an exploration potential exists of between 3.6 and 6.0 Mt at an average grade between 4.0 to 7.0 g/t Au. SRK has based their assessment on the data and observations from the main historically explored vein. SRK has not taken into account any untested potential for parallel structures which can be interpreted from the airborne geophysics."

Luciano Borges, President of Brazilian Operations for Ardent Mines and Member of the Board, expressed: "SRK's report confirms our confidence regarding the extraordinary potential of the Gold Hills Project. Management believes the project could contain a few million ounces of gold of excellent grade that we anticipate can be extracted at very viable costs since the main vein is located at an average depth of 30 to 50 meters from the surface.  In addition to the high potential of the area, Ardent Mines expects to obtain an income tax holiday for 10 years, based on local incentives for investments in this semi-arid area of Brazil, all of which makes the economic potential of this project simply extraordinary."

Leonardo Riera, Ardent Mines Chief Executive Officer summarized the actions to be taken by the Company as follows: "Upon evaluation of the recommendations of our internal geologists and SRK, and in light of high potential of Gold Hills ("Serra du Ouro"), we are focusing our development efforts primarily on this property.  We have also optioned four additional properties in the vicinity, and in an opportunistic transaction, we have recently optioned a potentially valuable area of Carajas - Brazil's premier mining district - next to significant gold and copper operations. Given the strength of these projects, Ardent Mines has decided to focus on Brazil, and to postpone the evaluation of other promising opportunities in other countries."

Jeffrey Volk, MSc, CPG, FAusIMM, of SRK Consulting (U.S.) Inc. is the independent Qualified Person, as defined in NI 43-101 for the Gold Hills Technical Report on Exploration.

About Ardent Mines Limited

Ardent is positioning itself to develop low-cost gold and silver mining operations in Latin America, with emphasis on Brazil.  Ardent Mines owns a 100% interest in Gold Hills Mining Ltda., which in turn owns mineral rights on 3,500 Hectares, covering a highly-mineralized vein containing high grades of gold.  Ardent Mines also has an exclusive option to acquire the mineral rights to the Serra do Sereno property, located in Carajas - Brazil, one of the better known mining districts in the world.  The Company is headquartered in New York, and has a field office in Brasilia, and an operating office in South Florida.  The Company has 16.013 million shares outstanding, and trades under the ticker symbol ADNT.OB.

For more information on Ardent Mines Ltd., visit its website at www.ardentmines.com.

Forward-Looking Statements

This news release may contain forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and speak only as of the date hereof.  Forward-looking statements may be identified by the use of terms and phrases such as "anticipates," "believes," "can," "could," "estimates," "expects," "forecasts," "intends," "anticipates", "indicates", "may," "plans," "projects," "targets," "will," and similar expressions or variations of these terms and similar phrases.  These forward-looking statements are largely based on the Company's current expectations and projections about future events and financial trends affecting the financial condition of its business.  Such forward-looking statements include, without limitation, projections about Ardent Mines possible future results, statements about its plans, strategies, business prospects, changes and trends in its business and the markets in which it operates.  Additionally, statements concerning future matters such as exploration, assays, indicative operations and other statements regarding matters that are not historical are forward-looking statements.  Management cautions that these forward-looking statements relate to future events or the Company's future financial performance and are subject to business, economic, regulatory and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements of its business or its industry to be materially different from those expressed or implied by any forward-looking statements.  There is no certainty or assurance that any prospective events referenced as forward-looking statements will be achieved.  The Company undertakes no duty to provide updates with respect to matters disclosed in this news release.  Various risk factors that may affect the Company's business, results of operations and financial condition are detailed from time to time in the filings made by Ardent Mines Limited with the U.S. Securities & Exchange Commission.

SOURCE Ardent Mines Limited

Source: PR Newswire (July 5, 2011 - 9:15 AM EDT)

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